ASSISTANT SECRETARY'S CERTIFICATE

I, Reid W. Conway, the duly elected and acting Assistant Secretary of each of the funds listed below (each, a "Fund" and collectively, the "Funds"), hereby certify as follows:

A.           The following resolutions regarding the Funds' fidelity bond were duly adopted by the Board of Managers of the Funds on July 15, 2013, are in full force and effect and have been so since such date.

RESOLVED, that each fidelity bond written by Chubb Insurance Company (the “Bond”) for the policy year ending August 22, 2014 on behalf of each Fund, substantially in the form presented to the Board, which coverage is to be maintained on behalf of each Fund in the following amounts:

Name of Fund	Amount of Coverage
Aetos Capital Multi-Strategy Arbitrage Fund, LLC	$1,000,000
Aetos Capital Distressed Investment Strategies Fund, LLC	$900,000
Aetos Capital Long/Short Strategies Fund, LLC	$1,250,000

be, and it hereby is, approved by the Board, and separately by the Board members who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the Fund (the “Independent Managers”); and further

RESOLVED, that it is the finding of the Board, including a majority of the Independent Managers, that the Bond for each Fund covering, among others, officers and employees of Aetos Alternatives Management, LLC, the Fund’s Investment Manager, is in accordance with the requirements of Rule 17g-1 under the 1940 Act, is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Fund to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of the Fund’s assets and the nature of the securities in the Fund’s portfolio; and further

RESOLVED, that the Secretary of each Fund be, and he hereby is, designated to make the filings with, and notification to, the Securities and Exchange Commission, as required under Rule 17g-1 under the 1940 Act, and that the Secretary of each Fund be, and he hereby is, charged with monitoring the adequacy of the Bond in light of the aggregate assets of the Fund, and notifying the Board as necessary to consider increasing the Bond in light of the then current assets of the Fund.

B.           The period for which premiums have been paid under the fidelity bond is August 22, 2013 to August 22, 2014.

By:                                                                  /s/ Reid W. Conway
Reid W. Conway
Assistant Secretary

Dated: May 5, 2014

AMR-472024-v2	80-20694065